EXHIBIT 99.1

AMAZING ENERGY REDEEMS ALL ISSUED AND OUTSTANDING SHARES OF ITS SERIES A PREFERRED

PLANO, Texas / April 5, 2019 -- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) (“Amazing”, “Amazing Energy”, or “the Company”), today announced that Effective April 8, 2019 the Company redeemed all of the issued and outstanding shares of its Series A Preferred Stock (the “Series A”). The holder of the Series A was Jed Miesner, a member of the Company’s Board of Directors. The Company redeemed 9,000 shares of the Series A, which had the voting power equivalent to 90,000,000 shares of the Company’s common stock, for the consideration of $100.00 per share, or a total payment of $900,000.00. The redemption price was effectuated through an increase in the principal balance of a promissory note issued to Miesner by the Company’s wholly owned subsidiary Amazing Energy, LLC (the “Note”). The principal balance of the Note was increased from $1,940,000.00 to $2,840,000.00. All other material terms of the Note remained the same. As a result of the redemption of the Series A, the Company will no longer have any shares of Series A issued and outstanding and the Series A will be returned to treasury and retired.

About Amazing Energy Oil and Gas:

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Plano, TX. The Company operates leaseholds in the Permian Basin where it holds the rights within a 70,000-acre leasehold in Pecos County, Texas and is surrounded by large independent oil and gas companies. Amazing also holds 16,904 gross acres in Lea County, New Mexico which is held by production. The Company primarily engages in the acquisition and exploitation of oil and natural gas properties with a focus on well-defined plays containing stacked pay zones such as the San Andres, Devonian, Pennsylvanian and Wolfcamp. More information may be found on Amazing Energy's website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements:

This news release contains forward-looking information including statements that include the words "believes," "expects," "anticipate," or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC's website at http://www.sec.gov.

Investor Relations Contact
Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us
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